Exhibit (p)

Cohen & Steers Real Estate Opportunities and Income Fund

280 Park Avenue

New York, New York 10017

January 6, 2022

Cohen & Steers Capital Management, Inc.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers Real Estate Opportunities and Income Fund (the “Fund”) hereby accepts your offer to purchase 5,000 shares of the Fund’s common stock, par value $.001 per share, at a price of $20.00 per share for an aggregate purchase price of $100,000. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

Sincerely,

Cohen & Steers Real Estate Opportunities and Income Fund

By:
	Name:	Dana A. DeVivo
Secretary and Chief Legal Officer

Accepted:

Cohen & Steers Capital Management, Inc.

By:
	Name:	Francis C. Poli
Executive Vice President, General Counsel and Secretary